UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/27/2015

Servotronics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-07109

Delaware	16-0837866
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1110 Maple Street
Elma, New York 14059
(Address of principal executive offices, including zip code)

(716) 655-5990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

Final Arbitration Award

As previously disclosed by Servotronics, Inc. (the "Company") in filings with the Securities and Exchange Commission ("SEC"), certain claims had been pending between the Company and a former Executive Officer of the Company (the "Former Employee"), in connection with the termination of the Former Employee's employment agreement effective October 20, 2012. Such claims had been pending in an arbitration proceeding before a single arbitrator under the rules of the American Arbitration Association.

On February 23, 2015, the arbitrator issued a final award in favor of the Former Employee. Pursuant to the material provisions of the arbitration award, the Company is to pay the Former Employee $5,201,067.68 representing the final amount of the arbitration award, interest at the annual rate of 9% calculated from September 2012 through the date of the final award and attorney's fees and disbursements. The amount of the arbitration award represented the present value of the Former Employee's calculation of his estimated total compensation for the remainder of the term of the employment agreement (through December 2018).

As of September 30, 2014, the Company had recorded an accrual of $5,419,000 for this matter including an amount for projected post-retirement health related benefits under the employment contract.

Agreement with respect to Insurance Claim

As previously disclosed, the Company has an employment practices liability insurance policy in place with a national insurer. On February 20, 2015, the Company entered into an agreement with its insurance carrier pursuant to which the Company received $4,500,000 from the carrier related to the Company's claim for insurance for damages the Company suffered in connection with the above arbitration proceeding. The insurance carrier also paid under the policy partial attorney fees incurred by the Company in defense of the arbitration. The Company expects to record the benefit from this agreement during the first quarter of 2015. The insurance proceeds will be used to pay the majority of the arbitration award with the remainder being paid by the Company using cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Servotronics, Inc.

Date: February 27, 2015	By:	/s/ Cari L. Jaroslawsky
Cari L. Jaroslawsky
Chief Financial Officer